EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2023, with respect to the consolidated financial statements included in the Annual Report of Eterna Therapeutics Inc. on Form 10-K for the year ended December 31, 2022.  We consent to the incorporation by reference of said report in the Registration Statements of Eterna Therapeutics Inc. on Forms S-1 (File No. 333-261185 and File No. 333-256570), on Form S-3 (File No. 333-264585) and on Forms S-8 (File No. 333-260200 and File No. 333-256760).

/s/ Grant Thornton LLP

New York, New York
March 20, 2023